Investor Relations Contact:    Sheila Ray 404.239.8684 / sheila.ray@statebt.com

State Bank Financial Corporation Increases Quarterly Cash Dividend $.06 per Share

ATLANTA, GA, February 7, 2018 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.20 per common share payable on March 13, 2018 to the common stock shareholders of record as of March 5, 2018. The dividend represents an increase of $.06 per common share, or 43%, over the dividend paid in the previous quarter.

Tom Wiley, Vice Chairman and CEO of State Bank Financial, commented, “We regularly evaluate our capital position and how to prudently use that capital to maximize long-term shareholder value, and I am pleased that we are meaningfully increasing our dividend this quarter. Our consistent improvement in earnings, the successful execution of our strategies and our sound capital position all contributed to this decision.”

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $5.0 billion in assets as of December 31, 2017, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates a full service banking business and offers a broad range of commercial and retail banking products to our customers throughout seven of Georgia’s eight largest MSAs.

To learn more about State Bank, visit www.statebt.com.